EXHIBIT 10.1

CREDIT AND SECURITY AGREEMENT
THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”) is entered into as of April 6, 2017, by and among RESI TL1 BORROWER, LLC (the “Borrower”), a Delaware limited liability company, and AMERICAN MONEY MANAGEMENT CORPORATION, as Agent on behalf of Lenders (the “Agent”) and each of Lenders from time to time party thereto (collectively, the “Lenders” and each, a “Lender”).
RECITALS
WHEREAS, Borrower has requested that Lenders extend credit to Borrower as described below, and Lenders have agreed to provide such credit to Borrower on the terms and conditions contained herein; and
WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings set forth in Annex I hereto.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders and Borrower hereby agree as follows:
ARTICLE I
CREDIT TERMS
Section 1.1    Term Loan.
(a)    Term Loan. Subject to the terms and conditions hereof, Lenders severally agree to make loans to the Borrower in an amount for each Lender not to exceed the amount of the Commitment of such Lender. Each Lender hereby agrees to make an initial loan to Borrower in the principal amount equal to its Term Loan Applicable Percentage of One Hundred Million and 00/100 Dollars ($100,000,000.00) (collectively, “Term Loan Initial Advance”). In addition, subject to the terms and conditions of this Agreement, following the initial funding, each Lender further agrees to make one or more additional loans to Borrower in the principal amount not to exceed its Term Loan Applicable Percentage of One Hundred Million and 00/100 Dollars ($100,000,000.00) (collectively, “Term Loan Additional Advance” and, together with the Term Loan Initial Funding, the “Term Loan”). Borrower’s obligation to repay the Term Loan shall be evidenced by this Agreement and promissory notes dated as of the Closing Date (each a “Term Note”), all terms of which are incorporated herein by this reference. Each Lender’s commitment to make the Term Loan Initial Advance shall terminate on, and each Lender’s Commitment with respect to the Term Loan Initial Advance shall expire on, the date ten (10) days after the Closing Date. Lender’s commitment to make the Term Loan Additional Advance shall terminate on, and each Lender’s Commitment with respect to each Term Loan Additional Advance shall expire on, the date forty-five (45) days after the Closing Date. Borrower shall be limited to requesting no more than two (2) Term Loan Additional Advances.

(b)    Notice of Borrowing. The Borrower shall deliver to Agent a Notice of Borrowing (which Notice of Borrowing must be received by Agent prior to 12:00 P.M., Eastern time, one (1) Business Day prior to the earlier of the anticipated Closing Date, Funding Date or the date specified for the making of the Term Loan Additional Advance which shall be a Business Day) requesting that Lenders either (i) make the Term Loans on such date or (ii) fund the Loans into escrow on a specific Funding Date, which shall be no more than one (1) Business Day prior to the Closing Date. Upon receipt of such Notice of Borrowing, Agent shall promptly notify each Lender thereof. Not later than 11:00 A.M., Eastern time, on the applicable date, each Lender shall make available to Agent at an account specified by Agent to each Lender an amount in immediately available funds equal to the Term Loan to be made by such Lender. Not later than 12:00 P.M. Eastern time, on the applicable date, Agent shall, as set forth in the Notice of Borrowing, either (A) make available to the Borrower the aggregate of the amounts made available to Agent by Lenders, in like funds as received by Agent or (B) make available to an escrow agent, pursuant to an escrow agreement or instructions agreed upon by Agent, to hold in escrow until the Closing Date, the aggregate amounts made available to Agent by Lenders, in like funds, as received by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Term Loan that such Lender will not make available to Agent such Lender’s share of such Term Loan, Agent may assume that such Lender has made such share available on such date in accordance with this Section 1.1(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.
(c)    Repayment. The Borrower hereby unconditionally promises to pay to Agent for the account of the applicable Lender the outstanding principal amount of the Term Loans of such Lender on the Loan Maturity Date (or on such earlier date on which the Term Loans become due and payable pursuant to Section 5.2). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the earlier of the Funding Date (if applicable) or the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 1.1(e) and Section 1.1(f). Agent, on behalf of the Borrower, shall maintain a Register pursuant to Section 6.4(a), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder and any Term Note evidencing such Term Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by Agent hereunder from the Borrower and each Lender’s share thereof. The entries made in the Register and the accounts of each Lender maintained pursuant to this Section 1.1(c) shall be evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loan made to the Borrower by such Lender in accordance with the terms of this Agreement.
(d)    Optional Prepayment. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, upon irrevocable notice delivered to Agent no later than 11:00 A.M., Eastern time, one (1) Business Day prior thereto, which notice shall specify the date and amount of such prepayment; provided that the Borrower concurrently pays all accrued and unpaid interest on the Term Loans prepaid plus the Applicable Prepayment Premium. Upon receipt of any such notice Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loans shall be in a minimum principal amount of $500,000 and in an integral multiple of $100,000 in excess thereof, or such lesser principal amount thereof as shall then be outstanding. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed in whole or in part.
(e)    Mandatory Prepayments. (i) If on any date Borrower shall receive Net Cash Proceeds from any Asset Sale or from any Casualty Event, then, on the date not later than two (2) Business Days after receipt by Borrower of such Net Cash Proceeds, the Term Loans shall be prepaid, by an amount equal to the amount of such Net Cash Proceeds with such Net Cash Proceeds applied as specified in Section 1.1(i) plus all accrued and unpaid interest on the portion of the Term Loan prepaid plus the Applicable Prepayment Premium; provided that no Applicable Prepayment Premium shall be due and owing in respect of a Mandatory Prepayment resulting from a Casualty Event. (ii) If on any date (1) a Contributed REO Property ceases to be an Eligible Property, (2) Borrower exceeds the Concentration Limits or (3) the outstanding principal balance of the Term Loans at any time exceeds the Borrowing Base plus two percent (2.00%), then, on the date not later than two (2) Business Days after Borrower’s actual or constructive knowledge of the occurrence of (i), (ii) or (iii), the Term Loans shall be prepaid, by an amount equal to in the case of (1) and (2) above, the amount of the Term Loan attributable to the Contributed REO Property which ceased to be an Eligible Property or one or more Contributed REO Properties such that, after giving effect to such prepayment, the Concentration Limits are satisfied (without regard to such Contributed REO Properties), and in the case of (3), the amount by which the outstanding principal balance of the Term Loans at any exceeded the Borrowing Base applied as specified in Section 1.1(i) plus all accrued and unpaid interest on the portion of the Term Loan prepaid plus the Applicable Prepayment Premium. (iii) Amounts repaid or prepaid on account of the Term Loan may not be reborrowed in whole or in part. (iv) Notwithstanding the foregoing in clauses (i) and (ii), any mandatory prepayment requirements shall be subject to any available Substitution Cure Right set forth in Section 5.4.
(f)    Interest. The Term Loans shall bear interest at a rate equal to five percent (5.00%) per annum (the “Interest Rate”). Interest accrued shall be payable in arrears (through and including the Payment Date) on each Payment Date; provided that (i) interest payable on June 15, 2017 shall be the interest that accrued from the earlier of the initial Funding Date any Term Loans were funded into escrow (if applicable) or the Closing Date through and including June 15, 2017 and (ii) interest accruing at the Default Rate shall be payable from time to time on demand. If all or a portion of the principal amount of the Term Loans, any interest payable thereon or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or if any Event of Default has occurred and is continuing, the entire outstanding amount of the Term Loans (whether or not overdue) and all other Obligations (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus two percent (2.00)% (the “Default Rate”), in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment) or from the date of the applicable Event of Default until such Event of Default is waived.
(g)    Certain Calculations. Interest and fees payable pursuant hereto shall be calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed.
(h)    Pro-Rata Treatment; Payments. Each payment of principal and interest in respect of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to Lenders pro rata according to the respective Term Loan Applicable Percentage of each Lender. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made, without setoff or counterclaim, to, or at the direction of, Agent, for the account of the relevant Lenders, to the account or accounts specified by Agent at the office specified by Agent from time to time, in United States Dollars and in immediately available funds prior to 12:00 P.M. Eastern time, on the applicable due date. Upon receipt by Agent of payments on behalf of Lenders, Agent shall promptly distribute such payments to Lender or Lenders entitled thereto, in like funds as received by Agent. If any payment hereunder is due on a due date which is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(i)    Priority of Payments. (A) On each Payment Date that occurs prior to a Cash Trap Period and the maturity of the Term Loan (by acceleration or otherwise) and so long as no Default or Event of Default has occurred and is continuing, any available funds credited to the Operating Account will be applied as follows: first, to pay any amounts due and owing as a result of a mandatory prepayment pursuant to Section 1.1(e), including any Applicable Prepayment Premium; second, to pay the Tax Reserve, in the amount of Tax funds then required; third, to pay the Insurance Reserve, in the amount of insurance funds then required; fourth, to Agent to pay interest then due and payable on the Term Loans ratably to the Lenders; fifth, to the HOA Reserve, in the amount of home owner’s association funds then required; sixth, to the Maintenance Reserve, in the amount of the maintenance funds then required; seventh, to the Interest Reserve, in the amount of interest then required; eighth, to the payment of any other fees, costs, expenses, indemnities, expense reimbursements or other Obligation due to Agent or any Lender by the Borrower; and ninth, any balance to the Borrower or any other Person legally entitled thereto. (B) Any proceeds of Collateral received by Agent not constituting a specific payment on a Payment Date (which shall be applied as specified in the preceding sentence) or, in any event, all payments received by Agent after an Event of Default has occurred and is continuing or during a Cash Trap Period shall be applied to the Obligations ratably as follows: first, to pay any fees, indemnities, or expense reimbursements including amounts then due to Agent from the Borrower; second, to pay any fees, indemnities or expense reimbursements then due to Lenders from the Borrower; third, to pay interest then due and payable on the Term Loans ratably; fourth, to prepay principal on the Term Loans, including any Applicable Prepayment Premium; fifth, to the payment of any other Obligation due to Agent or any Lender by the Borrower; and sixth, any balance to the Borrower or any other Person legally entitled thereto.
(j)    Obligations Several. The obligations of Lenders hereunder to make Term Loans are several and not joint. The failure of any Lender to make any Term Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its applicable Term Loans.
(k)    Sharing of Setoffs. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by

Lenders ratably in accordance with the Term Loan Applicable Percentage of each Lender; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 1.2    Reserved.
Section 1.3    Requirements of Law. If any Lender shall have determined that the adoption of or any change in any Requirement of Law (i) imposes, modifies or deems applicable any reserve, special deposit, liquidity or similar requirement against assets of such Lender or imposes on such Lender any other cost or expense and the effect of such change is to increase the cost of making or maintaining the Term Loans or (ii) regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date (it being agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to have been made subsequent to the Closing Date, regardless of the date enacted, adopted, issued or implemented) shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such additional cost or such reduction; provided, however, that if the applicable Lender has not provided notice to Borrower of the occurrence of any event described in this Section 1.3 within one hundred twenty (120) days of the occurrence of such event, then such payments shall be limited to the period accruing from the date that is one hundred twenty (120) days prior to the date the Agent provides such notice to Borrower. Notwithstanding anything to the contrary in the foregoing, any increase in a Lender’s cost and other amounts due under this Section 1.3 (to the extent such costs or other amounts are incurred with respect to the other loans or in addition to the Term Loan) shall be equitably apportioned across all of such Lender’s loans so affected. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder subject to the requirement specified above to provide notice of any applicable event within one hundred twenty (120) days of the occurrence thereof. This Section 1.3 shall not apply to Taxes.
Section 1.4    Taxes.
(a)    All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith by the Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Tax is a Non-Excluded Tax, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to Agent for the account of Agent or Lender, as the case may be, the original or a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, the Borrower shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
(d)    No later than the date on which such Lender becomes a Lender under this Agreement, the Agent shall require the delivery of a properly completed and signed Internal Revenue Service Form W-9 (or applicable successor form), in the case of a Lender that is a U.S. Person as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”), or a properly completed and signed applicable Internal Revenue Service Form W-8 (or applicable successor form) in the case of a Lender that is not a U.S. Lender, or other certification reasonably acceptable to the Agent, to enable the Borrower and the Agent to determine their duties and liabilities with respect to any Taxes that they may be required to pay, deduct or withhold from payments in respect of such Lender under applicable law. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or, if legally unable to update such form or certification, shall promptly provide written notice to such effect to the Borrower and the Agent. Nothing herein shall be construed to obligate the Agent to determine the duties or liabilities of the Borrower or any other paying agent with respect to any tax certification or withholding requirements, or any tax certification or withholding requirements of any jurisdiction, political subdivision or taxing authority outside the United States.
(e)    A Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
(f)    If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Agent at the time or times prescribed by law and at such time or times reasonably requested by Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Agent as may be necessary for Agent and Borrower to comply with their obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 1.4(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Section 1.5    Grant of Security Interest.
(a)    To secure the full payment and performance by Borrower of all Borrower's obligations under this Agreement and any other Loan Document (whether now or hereinafter existing, whether direct, indirect or contingent, and whether for payment of principal, interest, fees, penalties, indemnifications, costs, expenses or otherwise) (collectively, the “Obligations”), Borrower hereby grants to Agent for the ratable benefit of Lenders and the other Secured Parties a security interest in (i) all and each of Borrower's Pledged Accounts, (ii) all amounts from time to time deposited in the Pledged Accounts, (iii) all Accounts, (iv) all Chattel Paper; (v) all Contracts, (vi) all Receivables; (vii) all Deposit Accounts, (viii) all Securities Accounts, (ix) all Documents, (x) all Commercial Tort Claims; (xi) all Equipment, (xii) all General Intangibles, (xiii) all Instruments, (xiv) all Inventory, (xv) all Investment Property, (xvi) all Letter-of-Credit Rights, (xvii) all Goods and other property not otherwise described above, and (xviii) all books and records pertaining to the Collateral; and to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all Supporting Obligations in respect of any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing (together with all equity interests of Pledgor in Borrower and the other “Collateral” under and as defined in the Pledge Agreement, collectively, the “Collateral”).  Borrower hereby authorizes Agent to file one or more financing or continuation statements and amendments thereto with respect to the Collateral including any financing or continuation statements, amendments or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Borrower hereunder, without the signature of the Borrower where permitted by law, including the filing of a financing statement describing the Collateral as all assets now owned or hereafter acquired by the Borrower, or words of similar effect. Borrower agrees to provide all information required by the Agent pursuant to this Section 1.5 promptly to the Agent upon request.
(b)    Borrower shall cause Pledgor to pledge to Agent as security for all indebtedness and other Obligations of Borrower a first priority perfected security interest in all equity interests of

Pledgor in the Borrower. The foregoing shall be evidenced by and subject to the terms of such pledge agreements, financing statements, and other documents as Agent shall reasonably require, all in form and substance satisfactory to Agent. Borrower shall pay to Agent immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Agent personnel), expended or incurred by Agent in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.
(c)    Borrower hereby appoints the Agent as the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time during the continuance of an Event of Default in the Agent’s discretion to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of this Agreement (but the Agent shall not be obligated to and shall have no liability to the Borrower or any third party for failure to do so or take action). This appointment, being coupled with an interest, shall be irrevocable. Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.
Section 1.6    Guaranty. The payment and performance of all indebtedness and other Obligations of Borrower to the Secured Parties under this Agreement shall be guaranteed by Limited Guarantor to the extent set forth in, and subject to the terms of the Guaranty.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Borrower makes the following representations and warranties to Agent and Lenders as of the date hereof and as of the date each Term Loan is made:
Section 2.1    Legal Status. Borrower is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would reasonably be expected to have a material adverse effect on Borrower; provided that the parties agree that on the Closing Date organization in Delaware will be sufficient for purposes of satisfying this Section 2.1; provided, further, that within sixty (60) days following the Closing Date, Borrower will be qualified or licensed to do business in jurisdictions in which at least eighty percent (80%) of the Contributed REO Properties (based on the aggregate BPO Values of all Contributed REO Properties) are located and within one hundred eight (180) days following the Closing Date, Borrower will be qualified or licensed to do business in all jurisdictions where Contributed REO Properties are located. Borrower has the limited liability company power and authority to execute and deliver, and perform its obligations under, the Loan Documents.
Section 2.2    Authorization and Validity. The Loan Documents to which it is a party have been duly authorized by Borrower, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

Section 2.3    No Violation. The execution, delivery and performance by Borrower of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of the certificate of formation or limited liability company agreement of Borrower, or will result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.
Section 2.4    Litigation. There are no pending, or to the best of Borrower’s knowledge threatened in writing, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would be reasonably expected to have a material adverse effect on the financial condition or operation of Borrower.
Section 2.5    Correctness of Financial Statement. The opening balance sheet of Borrower dated April 6, 2017, and all interim financial statements delivered to Agent and Lenders since said date, true copies of which have been delivered by Borrower to Agent and Lenders prior to the date hereof, (a) are complete and correct in all material respects and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered or disposed of any of its assets or properties except in favor of Agent or as otherwise permitted by Agent in writing.
Section 2.6    Tax Returns. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.
Section 2.7    No Subordination. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement or any other Loan Document to any other obligation of Borrower.
Section 2.8    Authorizations, Appraisals. No material authorizations, appraisals, permits, consents, approvals, franchises or licenses that have not been obtained are required under applicable law in connection with the execution, delivery and performance by Borrower of each Loan Document.
Section 2.9    ERISA. Borrower does not maintain and is not required to contribute to any Plan on behalf of its own employees, nor does it have any employees; and except as would not reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower, no ERISA Affiliate of Borrower maintains or has any obligation to contribute to a Pension Plan.
Section 2.10    Environmental Matters. Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of

Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To the best of Borrower’s knowledge, Borrower does not have material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment. Borrower, since its formation, has not owned or leased or had any other interest in any real property other than its interest in any REO Property.
Section 2.11    True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower to Agent and Lenders in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Borrower to Agent and Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or, in the case of projections, based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of Borrower that, after due inquiry, would reasonably be expected to have a material adverse effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Agent and Lenders for use in connection with the transactions contemplated hereby or thereby.
Section 2.12    Subsidiaries/Other Indebtedness. Borrower has no Subsidiaries. Borrower does not have any Indebtedness other than Indebtedness created pursuant to this Agreement and the other Loan Documents and ordinary trade payables on customary terms not yet due and owing. Since its formation, the Borrower has conducted no activities other than the acquisition and renovation and leasing of the REO Properties, the execution, delivery and performance of the Loan Documents and consummation of the transactions contemplated hereby, and such other activities as are incidental to the foregoing.
Section 2.13    Representations and Warranties as to Contributed REO Property. Each of the Contributed REO Properties is an Eligible REO Property as of the date such REO Property is included on an REO Property Schedule affixed to a Notice of Borrowing; provided, however, that, as of the Closing Date and the date of each Term Loan Additional Advance, not more than five percent (5%) of the Contributed REO Properties are vacant and/or subject to additional repair or restoration, as specified in the Notice of Borrowing and related REO Property Schedule and the report detailing the BPO Value of each REO Property delivered in connection with or on the Closing Date or the date of such Term Loan Additional Advance. The Contributed REO Properties included on any REO Property Schedule, taken as a whole, satisfy the Acquisition Parameters. None of the REO Documents has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than the Borrower or Agent.
Section 2.14    No Adverse Selection. Neither Borrower nor Property Manager has used selection procedures that identified the Contributed REO Properties, when taken as a whole, as being less desirable or valuable than other comparable assets managed by Property Manager on behalf of entities similar to Borrower.

Section 2.15    Solvency; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to the Term Loans, Borrower is not and will not be insolvent (as defined in Section 271 of the New York Debtor and Creditor Law), is able and will be able to pay and is paying its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. Borrower does not intend to incur, and does not believe that it has incurred, debts beyond its ability to pay such debts as they mature. Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of itself or any of its assets.
Section 2.16    No Prior Pledge. The Equity of Borrower has not at any time been pledged to any Person other than Agent.
Section 2.17    Reserved.
Section 2.18    Separateness. Borrower is a Special Purpose Entity.
Section 2.19    Accounts.  The Pledged Accounts and the HOA Reserve Account have not at any time been pledged to any Person other than Agent.
Section 2.20    Security Interest. This Agreement creates a valid and continuing security interest (as defined in the UCC) in the Collateral (other than the Collateral subject to the Pledge Agreement) in favor of Agent, which security interest is prior to all other Liens and is enforceable as such as against creditors of and purchasers from the Borrower. The Borrower does not own or have rights in any Intellectual Property. The Borrower has good and defeasible title to the Collateral (including the Revenue Account, the Operating Account, the Reserve Account and the HOA Reserve Account and all amounts from time to time on deposit in the Revenue Account, the Operating Account, the Reserve Account and the HOA Reserve Account), free and clear of any Liens (except Permitted Liens of the type referred to in clauses (d), (f) or (h) of the definition thereof and other than any Collateral subject to the Pledge Agreement). Agent has the right to file all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted in the Collateral to Agent. Each of the Revenue Account, the Operating Account, the Reserve Account and the HOA Reserve Account constitutes a “deposit account” within the meaning of the applicable UCC.
ARTICLE III
CONDITIONS
Section 3.1    Term Loan Initial Advance. The obligation of each Lender to make the Term Loan Initial Advance is subject to the satisfaction, immediately prior to or concurrently with the making of such Advance, of the following conditions precedent:
(a)    Loan Documents. The Loan Documents (including all exhibits, annexes and schedules related thereto) being duly executed and delivered by each party thereto and being in full force and effect, free of any modification, breach or waiver.

(b)    Organizational Documents. A good standing certificate of the Borrower, Pledgor and Limited Guarantor, dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Advance, and certified copies of the certificate of formation and operating agreement or partnership agreement (or equivalent documents) (which may be subject to redaction) of the Borrower, Pledgor and Limited Guarantor, and of all limited liability company or limited partnership or other authority for the Borrower, Pledgor and Limited Guarantor with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by the Borrower, Pledgor and Limited Guarantor from time to time in connection herewith (and Lenders may conclusively rely on such certificate until it receives notice in writing from Borrower, Pledgor or Limited Guarantor to the contrary).
(c)    Legal Opinion. Such opinions of counsel to Borrower, Pledgor and Limited Guarantor as Agent may require as to formation, due authorization, non-contravention, no consents or approvals required other than those that have been obtained, Investment Company Act issues of Borrower, enforceability of the Loan Documents, perfection and first priority of security interest with respect to the Collateral, and formation and status of the Borrower, Pledgor and Limited Guarantor.
(d)    Incumbency Certificate. An incumbency certificate of the secretary of the Borrower, Pledgor and Limited Guarantor, certifying the names, true signatures and titles of such Person’s representatives duly authorized to act hereunder and to execute the Loan Documents and the other documents to be delivered thereunder.
(e)    Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements but other than mortgages and Lease filings) required to be filed, registered or recorded in order to create, in favor of Agent, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder and Permitted Liens, shall have been properly prepared and executed for filing (including the applicable county(ies) if Agent determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than fourteen (14) days prior to the date of such initial Advance, in such jurisdictions as shall be applicable to the Borrower and Limited Guarantor and the Collateral, the results of which shall be satisfactory to Agent.
(f)    Fees and Expenses. Agent and Lenders shall have received all fees and expenses required to be paid by Borrower on or prior to the initial Funding Date, which fees and expenses may be netted out of any Advance made by a Lender hereunder.
(g)    Financial Statements. Agent and Lenders shall have received the financial statements required to be provided under Section 4.9.
(h)    Stabilized REO Properties. Not less than ninety-five percent (95.00%) of the REO Properties shall meet clause (iii) of the definition of “Eligible REO Property”.
Section 3.2    Initial and Subsequent Advances. The making of each Advance to Borrower (including the initial Advance) on any Business Day is subject to the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:
(a)    No Default or Event of Default shall have occurred and no Cash Trap Period shall be continuing;
(b)    The representations and warranties made in this Agreement, and in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Advance in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of Agent, Agent and Lenders shall have received an officer’s certificate signed by a Responsible Officer of the Borrower certifying that the above is true and accurate in all material respects, which certificate shall specifically include a statement that Borrower is in material compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions to the extent any failure to comply or qualify would be reasonably expected to result in a material adverse effect on the Lenders;
(c)    The aggregate outstanding principal amount of the Advances shall not exceed the lesser of the Borrowing Base and the Maximum Credit;
(d)    Agent shall have received a Notice of Borrowing and REO Property Schedule with respect to the REO Properties to be included in the Borrowing Base, to the extent not previously provided to Agent and a calculation of the Borrowing Base based on such information;
(e)    Agent or its designee shall have received any other documents reasonably requested by Agent with reasonable notice to Borrower; and
(f)    To the extent not previously provided to Agent, Borrower shall have delivered to Agent a copy of the Property Management Agreement with respect to each Contributed REO Property.
Each request for a borrowing by the Borrower hereunder shall constitute a certification by Borrower to the effect set forth in this Section 3.2 (both as of the date of such notice, request or confirmation and as of the date of such borrowing). With respect to any Advance, Agent may conclusively rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Agent reasonably believes to have been given or made by a person authorized to request an Advance on Borrower’s behalf.
ARTICLE IV
COVENANTS
Borrower covenants that so long as Lender remains committed to extend credit to Borrower pursuant hereto, or any Obligations remain outstanding, and until payment in full of all Obligations:
Section 4.1    Reserved.

Section 4.2    Accounting Records. Borrower’s books and records shall be consolidated with those of the Limited Guarantor and shall be maintained in accordance with GAAP. Borrower shall cause the Limited Guarantor to permit any representative of Agent and Lenders, upon at least five (5) Business Days prior written notice from a Lender to Borrower, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.
Section 4.3    Compliance. Borrower shall preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply in all material respects with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.
Section 4.4    Insurance. Borrower shall maintain and keep in force for each Contributed REO Property sufficient liability insurance, homeowner’s insurance, hazard insurance, flood insurance and title insurance, with all such insurance carried with companies and in amounts satisfactory to Agent, and deliver to Agent from time to time at Agent’s request schedules setting forth all insurance then in effect, together with a lender’s loss payable endorsement for all such insurance naming Agent as a lender loss payee and naming Agent and each Lender as an additional insured with respect to any liability insurance. Borrower shall deliver to Agent no later than two (2) Business Days after the Closing Date lender’s loss payable endorsements for all of Borrower’s applicable insurance naming Agent as a lender loss payee in a form reasonably satisfactory to Agent.
Section 4.5    Taxes and Other Liabilities. Borrower shall pay and discharge when due any and all indebtedness, obligations, assessments, governmental charges, levies and Taxes (except for Taxes in the aggregate amount not to exceed $250,000 over the term of the Term Loan or otherwise contested and reserved for in compliance with clauses (a) and (b) below), both real or personal, including without limitation federal and state income Taxes and state and local property Taxes and assessments with respect to each REO Property, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise and so long as there does not exist any risk of loss or forfeiture of any REO Property, and (b) for which Borrower has made provision, to Agent’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.
Section 4.6    Litigation. Borrower shall promptly give notice in writing to Agent of any litigation pending or threatened in writing against Borrower or Limited Guarantor with a claim in excess of (i) in the case of Borrower, $500,000 and (ii) in the case of Limited Guarantor, $5,000,000.
Section 4.7    Notice to Agent. (a) Borrower shall promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Agent in reasonable detail of: (i) the occurrence of any Default or Event of Default; or (ii) the occurrence and nature of any Reportable Event or any funding deficiency with respect to any Pension Plan that is maintained by an ERISA Affiliate of Borrower and with respect to which Borrower would reasonably be expected to incur liability and (b) promptly (but in no event less than thirty (30) days prior to the occurrence of such event or matter) give written notice to Agent in reasonable detail of any change in the name or organizational structure of Borrower, including its state of organization; provided, however, that Borrower shall not amend its certificate of formation or operating agreement in any manner which would prevent it from being a Special Purpose Entity or would eliminate or modify any covenant relating to its separate existence or operation.
Section 4.8    Collateral Audits. Borrower shall permit Agent and Lenders to audit all Borrower’s Collateral required hereunder and under the other Loan Documents, with such audits to be performed from time to time upon at least five (5) Business Days’ prior written notice to Borrower by Agent in scope and content reasonably satisfactory to Agent and such Lender, and with all of Agent’s and each Lender’s reasonable and documented out-of-pocket costs and expenses of each audit to be reimbursed in full by Borrower; provided, however, that unless an Event of Default has occurred and is continuing, Borrower shall only be responsible for the reasonable and documented out-of-pocket costs and expenses associated with a maximum of two (2) audits performed in any calendar year and, provided further, that Agent and Lenders shall not disclose any information or findings of such audit to any Person other than Agent or Lenders, any governmental agency or authority, any regulatory or self-regulating agency or authority or any bona fide potential permitted participant in or permitted assignee of all or any part of the Term Loans without the prior written consent of Borrower. Neither Agent nor any Lender shall be required to share the results of the audit(s) with Borrower or any third party. Upon the request of Agent on an annual basis (or after an Event of Default has occurred and is continuing) Borrower will obtain updated BPO Values for up to ten percent (10.00%) of the REO Properties (or such greater amount as Agent shall reasonably determine in the case following an Event of Default) and such updated BPO Values shall be applicable for all purposes hereof, including the determination of the Borrower Base; provided that Borrower may challenge a new BPO Value for a REO Property if the applicable BPO Value (as updated) is more than twenty percent (20.00%) less than the prior BPO Value or if the reduction in the applicable BPO Value is more than ten percent (10.00%) in excess of any reduction in home prices for the applicable MSA (as reported in Moody’s Analytics MSA Housing Pricing Report) and in such case at Borrower’s cost and expense may seek alternative third party assistance in determining such challenged BPO Value(s) so long as such third party provider is consented to by Agent. An updated BPO Value shall be determined within thirty (30) days of any such challenge and if such updated BPO Value is not delivered within such period, the BPO Value without giving effect to such challenge shall be applicable for all purposes hereof. Any updated BPO Value after giving effect to such challenge shall be binding upon the Borrower, not subject to additional challenge and applicable for all purposes hereof.
Section 4.9    Financial Statements and Other Information. Borrower shall deliver to Agent:
(a)
(i)    As soon as available and in any event within forty-five (45) calendar days after the end of each of the quarterly fiscal periods of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its consolidated subsidiaries as of the end of such period and the related unaudited consolidated statement of income and retained earnings and of cash flows for Borrower and its consolidated subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Borrower in accordance with GAAP (other than solely with respect to footnotes, year-end adjustments and cash flow statements), consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(ii)    As soon as available and in any event within forty-five (45) calendar days after the end of each of the quarterly fiscal periods of each fiscal year of Limited Guarantor, the consolidated balance sheet of Limited Guarantor and its consolidated subsidiaries as of the end of such period and the related unaudited consolidated statement of income and retained earnings and of cash flows for Limited Guarantor and its consolidated subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Limited Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Limited Guarantor in accordance with GAAP (other than solely with respect to footnotes, year-end adjustments and cash flow statements), consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments); provided that, anything herein or in any Loan Document to the contrary notwithstanding, Limited Guarantor shall have no obligations under this Section 4.9(a)(ii) for so long as Limited Guarantor regularly and publically provides, in accordance with applicable law, financial statements that fairly present in all material respects the financial condition and results of operations of Limited Guarantor in accordance with GAAP.
(b)    The following certificates (any of which may be consolidated for any month or quarter, respectively, on the latest date as to which any such consolidated certificates for such month or quarter, respectively, are due):
(i)    At the time consolidated financial statements are furnished pursuant to paragraph (a) above, a certificate of a Responsible Officer of Borrower or Limited Guarantor substantially in the form attached hereto as Exhibit C, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower or the Limited Guarantor and its consolidated subsidiaries, as applicable, in accordance with GAAP (other than solely with respect to footnotes, year-end adjustments and cash flow statements), consistently applied, as at the end of, and for, such period;
(ii)    At the time financial statements are furnished pursuant to paragraph (a) above, a certificate of Responsible Officer of Borrower or Limited Guarantor substantially in the form attached hereto as Exhibit C setting forth the calculations necessary to determine compliance, measured as of the last day of the applicable quarter, with the covenants set forth in Section 4.13 and Section 4.14 hereof and confirming that no Cash Trap Period or Default or Event of Default has occurred and is continuing (or specifying the nature of any such Cash Trap Period or Default or Event of Default);
(iii)    From time to time such other information regarding the financial condition, operations, well‑being or business of Borrower and Limited Guarantor as Agent may reasonably request, within a reasonable period of time of such request;
(iv)    On or prior to the last calendar day of each month (or if such date is not a Business Day, the following Business Day), a report setting forth a summary of the following, which for any applicable month, exceeds $250,000 with respect to Borrower in each separate instance or series of connected instances in the aggregate: any pending litigation, any judgments or decrees against Borrower which have not been satisfied and any material dispute, licensing issue, audit, revocation, sanction, penalty, investigation, proceeding or suspension between Borrower (or the Property Manager with respect to any property of Borrower) on the one hand and any Governmental Authority or any other Person on the other hand;
(v)    On or prior to the last calendar day of each month (or if such date is not a Business Day, the following Business Day), a report setting forth a summary of the following, which for any applicable month, exceeds $2,500,000 with respect to Limited Guarantor in each separate instance or series of connected instances in the aggregate: any pending litigation, any judgments or decrees against Limited Guarantor which have not been satisfied and any material dispute, licensing issue, audit, revocation, sanction, penalty, investigation, proceeding or suspension between Limited Guarantor on the one hand and any Governmental Authority or any other Person on the other hand; and
(vi)    Within five (5) Business Days following Agent’s written request, a schedule setting forth all scheduled Tax payments, any Taxes due and owing and Tax receipts, with respect to each Contributed REO Property on a property by property basis.
Section 4.10    Existence, Etc. Borrower shall:
(a)    (i) Preserve and maintain its legal existence and all of its material rights, privileges and franchises; (ii) remain in good standing under the laws of each state in which it conducts business or any Contributed REO Property is located and its state of jurisdiction except to the extent any failure to so remain in good standing would not be reasonably expected to result in a material adverse effect on Limited Guarantor’s business or on its ability to perform its obligations under the Guaranty; and (iii) not change its tax identification number, fiscal year or method of accounting without the consent of Agent;
(b)    Comply in all material respects with the requirements of, and conduct its business in material compliance with, all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws);
(c)    Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;
(d)    Not move its chief executive office or chief operating office from the addresses referred to in Section 6.2 unless it shall have provided Agent thirty (30) days prior written notice of such change;
(e)    Not directly or indirectly enter into any agreement that would be violated or breached by the making or continuation of any Advance or the performance by Borrower or Limited Guarantor of any Loan Document; and
(f)    Remain a Special Purpose Entity, and wholly owned by Pledgor.
Section 4.11    Notices.
Borrower shall give notice to Agent promptly in writing of any of the following:

(a)    upon determining during the normal course of its business that any Contributed REO Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged, in each case so as to materially and adversely affect the Collateral Value of such Contributed REO Property;
(b)    upon the entry of a judgment or decree against Borrower or Limited Guarantor in an amount in excess of (i) in the case of Borrower, $500,000 and (ii) in the case of Limited Guarantor, $5,000,000;
(c)    any change in coverage in the insurance coverage required of a Borrower or any other Person pursuant to any Loan Document to the extent that such change is (i) materially adverse to the interests of the Lenders, (ii) a material decrease in coverage or (iii) a change in insurance provider(s), with a copy of evidence of the same attached; and
(d)    any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between Borrower or the Property Manager (with respect to any property of Borrower) on the one hand, and any Governmental Authority or any other Person, which, if adversely determined, would be reasonably likely to have a material adverse effect on the Borrower or the Property Manager.
Each notice pursuant to this Section 4.11 shall be accompanied by a statement of a Responsible Officer of Borrower, setting forth details of the occurrence referred to therein and stating what action Borrower has taken or proposes to take with respect thereto.
Section 4.12    Property Management.
Borrower shall at all times enforce the Property Management Agreement in all material respects. If the Property Management Agreement is terminated, or the Property Manager otherwise ceases to be the Property Manager for the Contributed REO Properties and the Borrower has not replaced the Property Manager within sixty (60) days of such event with another property manager experienced in the management of properties similar to the REO Properties and otherwise acceptable to the Agent, then Borrower shall immediately prepay the Term Loans together with accrued and unpaid interest thereon and the Applicable Prepayment Premium and all Obligations and any other Commitment of the Lenders shall immediately terminate.
Section 4.13    Financial Covenants.
(a)    Borrower shall not incur any Indebtedness other than the Indebtedness created pursuant to this Loan Agreement, and ordinary trade payables on customary forms in the ordinary course of business (including pursuant to transaction with its affiliates in compliance with Section 4.21).
(b)    Borrower shall maintain Liquidity in an amount not less than $1,000,000 at any time.
(c)    Borrower shall maintain Tangible Net Worth (in the aggregate) at all times in an amount not less than $15,000,000.

Section 4.14    Asset Performance Covenants.
(a)    Borrower shall not permit the aggregate Debt Service Coverage Ratio for all Contributed REO Properties to be less than the Minimum DSCR measured on the last day of each calendar quarter.
(b)    Borrower shall not permit the aggregate Debt Yield for all Contributed REO Properties to be less than the Minimum Debt Yield measured on the last day of each calendar quarter.
(c)    Borrower shall not permit the aggregate Vacancy Ratio for all Contributed REO Properties to be greater than seventeen percent (17.00%) measured on the last day of each calendar quarter.
Section 4.15    Reserved.
Section 4.16    REO Properties.
(a)    Borrower agrees that it will sell, transfer or otherwise dispose of any Contributed REO Property with respect to which an Advance has been made only to the extent that such sale or other disposition does not cause the outstanding principal balance of the Term Loans to exceed the Borrowing Base plus two percent (2.00%). Borrower further agrees that it will not create or suffer to exist any Lien upon any Contributed REO Property, or pledge, option or otherwise encumber any Contributed REO Property, whether now owned or hereafter acquired, other than any Permitted Liens.
(b)    Borrower shall maintain the Contributed REO Properties in a condition materially similar to the condition received (reasonable wear and tear excepted) and promptly repair any damage or casualty unless it or the Property Manager determines in good faith that such repair is not required to be made and that the failure to make such repair will not have a material and adverse effect upon the value or habitability of such Contributed REO Property).
Section 4.17    Delivery of REO Property Level Reports.
(a)    Within thirty (30) days after the end of each month, Borrower shall cause to be delivered to Agent a properly completed Contributed REO Property Data Summary in substantially the form of Exhibit B hereto, with respect to each Contributed REO Property, which shall be a report of all proposed sales, repurchases and other transactions with respect to the Eligible REO Properties and monthly servicing reports, estoppel certificates and changes thereto, if any, and any other field that may be required by Agent in its reasonable discretion (“Contributed REO Property Data Summary”);
(b)    Borrower shall cause to be delivered to Agent monthly remittance reports from Property Manager within thirty (30) days following the last day of each month containing property management information, including those fields reasonably requested by Agent from time to time in the form of Exhibit A hereto, on an asset-by-asset basis and in the aggregate, with respect to the Eligible REO Properties managed by Property Manager for the prior month (or any portion thereof);
(c)    Borrower shall cause to be delivered to Agent monthly reports on or before the last day of each month in the form and containing the information set forth on Exhibit B;

(d)    Borrower shall cause to be delivered to Agent on or before the tenth (10th) day of each month following the month on which any material amendment, modification or supplement has been entered into with respect to the Property Management Agreement, a fully executed copy thereof, certified by Borrower to be true, correct and complete; provided, however, that no such amendment shall reduce in any material respect the obligations of Property Manager with respect to the REO Properties or change any termination or resignation provisions of the Property Management Agreement;
(e)    Borrower shall have the right to amend, modify or waive the provisions of any Lease Agreement or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease Agreement (including any guaranty, letter of credit or other credit support with respect thereto); provided that such action does not have a material adverse effect on the value of the related Contributed REO Property taken as a whole; provided, further, that such Lease Agreement, as amended, modified or waived, is otherwise substantially in compliance with the material requirements of this Loan Agreement. A termination of a Lease Agreement with a Tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a material adverse effect on the value of the related Contributed REO Property taken as a whole. Any material amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which has a material adverse effect on the value of the related Contributed REO Property taken as a whole and does not substantially satisfy the requirements set forth in this Agreement shall be subject to the prior written approval of Agent and the Required Lenders, which approval shall not be unreasonably withheld, conditioned or delayed.
(f)    Borrower shall provide to Agent all documents comprising the REO Property Files for any Contributed REO Property not later than ten (10) Business Days after a written request from Agent to Borrower. Agent shall hold such documents as Borrower’s bailee and shall return such documents to Buyer upon the earlier of (i) Borrower’s written request therefor and (ii) sixty (60) days following Agent’s request therefor.
Section 4.18    Separateness Covenants. Borrower shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other Person, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to Persons that Borrower is an entity with assets and liabilities distinct from those of any other Person. Without limiting the foregoing, and notwithstanding anything to the contrary contained in this Agreement, Borrower (i) shall (A) maintain its books and records separate from the books and records of any other entity, (B) maintain separate bank accounts, and no funds of the Borrower shall be commingled with funds of any other entity, (C) keep in full effect its existence, rights, privileges, licenses and franchises as a limited liability company under the laws of Delaware, (D) cause its officers, if any, to act independently and in its interest, (E) cause its managing member to duly authorize all of its limited liability company actions or limited partner actions and (F) observe all company procedures required by its organizational documents and applicable laws; and (ii) shall not (A) dissolve or liquidate in whole or in part (except with respect to Asset Sales triggering a mandatory prepayment pursuant to Section 1.1(e) with Net Cash Proceeds thereof applied in accordance with Section 1.1(i)), (B) own any subsidiary or lend or advance any moneys to, or make an investment in, any Person, (C) except as provided in the Loan Documents, incur any debt in connection with or make any capital expenditures, (D)(1) commence any case, proceeding or other action under any existing or future bankruptcy, insolvency or similar law seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (2) seek appointment of a receiver, trustee, custodian or other similar official for it or any part of its assets, (3) make a general assignment for the benefit of creditors, or (4) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing, (E)  make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or its capability of doing so, or otherwise), endorse or otherwise become contingently liable (directly or indirectly) for the obligations of, or own or purchase any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person, (F) merge or consolidate with any other Person, (G) engage in any other action that detracts from whether the separate legal identity of the Borrower will be respected, including (1) holding itself out as or permitting itself to be held out as being liable for the debts of any other Person or (2) acting other than in its name and through its duly authorized officers or agents, (H) create, incur, assume, or in any manner become liable in respect of any indebtedness other than the Term Loans, expenses associated with the Closing Date and trade payables as and to the extent permitted hereunder, (I) sponsor or contribute, or contract to or incur any other obligation to contribute to any Plans, or (J) enter into or become party to any agreements or instruments other than the Loan Documents or any documents or instruments executed pursuant thereto and in connection therewith other than in the ordinary course of Borrower’s business (to the extent permitted hereunder). The Borrower will not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of the Limited Guarantor or the Property Manager. Borrower will not act in any other matter that would be reasonably likely to mislead others with respect to the Borrower’s separate identity. Failure of Borrower to comply with any of the foregoing covenants shall not affect the status of the Borrower as a separate legal entity or the limited liability of the Borrower. Borrower shall not make any investment in any Person through the direct or indirect holding of securities or otherwise other than in Eligible Investments. If a Cash Trap Period, Default or an Event of Default has occurred and is continuing or would result from the making of any dividend or distribution, the Borrower shall not declare or pay any dividends or other distributions to the holders of its equity; provided that, anything herein to the contrary notwithstanding, the Borrower, the Limited Guarantor and its Affiliates (which shall, solely for the purpose of this proviso, explicitly exclude the Borrower) shall be permitted to declare and pay any dividends or tax distributions to the shareholders or members of the Borrower, the Limited Guarantor and its Affiliates in the ordinary course to the extent necessary for the Limited Guarantor to continue to qualify as a REIT once it has so qualified. The Borrower will cause any financial statements consolidated with those of the Limited Guarantor to state that the Borrower is a separate entity with its own separate creditors who, in any liquidation of the Borrower, will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders. The Borrower shall take such actions as Agent shall request to enforce the Borrower’s rights under any Leases or in respect of any REO Property, and, at any time during which a Default shall have occurred and be continuing, shall take such actions as are necessary to enable Agent to exercise such rights in Agent’s own name. The Borrower agrees that at all times, at least one (1) of the directors of the Pledgor will be a director that is not, and has not been, a director, shareholder, officer or employee of any direct or ultimate parent or Affiliate of the Borrower, the Pledgor, the Limited Guarantor or the Property Manager; provided that an independent director or independent officer may serve in similar capacities for other “special purpose entities” formed by the Property Manager and its Affiliates.
Section 4.19    Use of Proceeds. The proceeds of the Term Loan may be used by the Borrower to pay the purchase price for the purchase of each REO Property, to pay for any costs or expenses incurred in connection with the renovation, operation or leasing of the REO Properties including any fees and expenses of the Property Manager under the Property Management Agreement, to pay expenses owed to Agent and Lenders related hereto or otherwise associated with the making of the Term Loans and/or to make distributions to the Limited Guarantor subject to the terms hereof or for other corporate purposes. None of the transactions contemplated in this Agreement will result in a violation of Regulations T, U and X of the Board of Governors of the Federal Reserve System. The Borrower does not own or intend to, and none of the proceeds from the Term Loan will be used to, carry or purchase any margin securities originally issued by it or any “margin stock” within the meaning of said Regulation U.
Section 4.20    Accounts and Funds. On the Closing Date and on each date an Advance is made, cash proceeds resulting from making the Term Loan will be deposited into the Reserve Account so that the balance of the Reserve Account is not less than the Reserve Required Amount and the balance of the Term Loan proceeds available to the Borrower shall be deposited into the Operating Account or as otherwise instructed by Borrower in a prior written notice. All amounts received in respect of any Contributed REO Property including all sale proceeds, all rent under any Lease, all insurance proceeds and all casualty or condemnation awards, shall be paid to or collected in, the Revenue Account promptly following receipt and identification of such amounts by Borrower, but in any case no later than two (2) Business Days following Borrower’s receipt and identification thereof. On each Remittance Date, the funds in the Revenue Account shall be distributed to the Operating Account to be disbursed from the Operating Account and applied on the Payment Date in accordance with Section 1.1(i) and thereafter such funds shall be disbursed back to the Borrower for use or otherwise maintained in one or more Pledged Accounts or the HOA Reserve Account, pending disbursement, in each case in accordance with the terms and conditions hereof, including distributions to the Limited Guarantor to the extent permitted hereunder, in each case, other than any amount in respect of a Lease in the nature of a security deposit (except to the extent applied to any amounts due under a Lease), tax payment, insurance premiums or HOA fees. For the avoidance of doubt, Borrower shall be permitted to withdraw funds from the HOA Reserve Account for any home owner’s association fees that Borrower has already made for an REO Property which funded as part of the maintained HOA Reserve. Following the occurrence and continuance of any Cash Trap Period or any Event of Default, Borrower shall no longer have access to the HOA Reserve Account or any amounts deposited therein. Not-Borrower Funds may be removed from any of the Pledged Accounts at any time unless an Event of Default has occurred and is continuing.
Section 4.21    Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of an REO Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) not prohibited by the terms of this Agreement, (b) in the ordinary course of business of the Borrower (including, without limitation, any transfer of REO Property to Affiliates necessary or advisable to maintain Limited Guarantor’s status as a REIT) and (c) upon fair and reasonable terms no less favorable to the Borrower, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

ARTICLE V
EVENTS OF DEFAULT

Section 5.1    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
(a)    Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.
(b)    Any default shall have occurred beyond any applicable notice, grace or cure period, if any, under the Guaranty which default shall have continued unremedied for ten (10) Business Days (unless a longer cure period is otherwise provided in the Guaranty) following the Borrower’s receipt of written notice of such default.
(c)    Any default in the performance of or compliance with (i) the covenants set forth in Sections 4.5, 4.9, 4.10(a), 4.12, 4.13(a), 4.16, 4.17, 4.18, or 4.19, (ii) any other obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 5.1), and with respect to any such default referred to in this clause (ii) that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence, or (iii) subject to the Substitute Cure Right set forth in Section 5.4, the covenants set forth in Sections 4.13(b), 4.13(c) or 4.14.
(d)    Any representation, warranty or certification made herein or in any other Loan Document by Borrower, Limited Guarantor or Pledgor or any certificate furnished to Agent or any Lender pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished.
(e)    Borrower or Limited Guarantor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or Limited Guarantor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or Limited Guarantor that is not dismissed within thirty (30) days after filing; or Borrower or Limited Guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or Limited Guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or Limited Guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors that remains unstayed and in effect for a period of thirty (30) days.

(f)    The dissolution, termination or merger, whether voluntary or involuntary, of Borrower. The dissolution or termination, whether voluntary or involuntary, of Limited Guarantor.
(g)    Any Loan Document shall cease to be in full force or effect, the Agent shall not have a valid and perfected lien on the Collateral, or Borrower, Limited Guarantor or Pledgor shall disaffirm, disclaim, repudiate or reject in writing, in whole or in part, or challenge in writing the validity of, any Loan Document to which it is a party or the security interest granted to the Agent or any Lender pursuant to any Loan Document.
(h)    Any final judgments or orders by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of (i) in the case of Borrower, $1,000,000 and (ii) in the case of Limited Guarantor, $5,000,000, shall be rendered against Borrower, Limited Guarantor or Pledgor, individually or collectively, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days after the date on which the right to appeal has expired; or any creditor shall take any action, including by writ of attachment or other process, to enforce any remedies against any assets or property of Borrower, Limited Guarantor or Pledgor.
(i)    Borrower, Limited Guarantor or Pledgor is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such party having a fair market value in excess of (i) in the case of the Borrower, $1,000,000 and (ii) in the case of Limited Guarantor, $5,000,000, or a conviction for fraud.
Section 5.2    Remedies. Upon the occurrence and continuation of any Event of Default: (a) all Obligations of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Agent’s option (which Agent shall exercise at the direction of the Required Lenders) and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of any Lender to extend any further credit under any of the Loan Documents shall immediately cease and terminate; (c) Agent may instruct Bank to pay the balance of any Pledged Account or the HOA Reserve Account for the payment of any Borrower's obligations hereunder; and (d) Agent and Lenders shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Agent and Lenders that may be exercised at any time by Agent and Lenders and from time to time after the occurrence and continuation of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.
Section 5.3    Mortgage Requirement. At any time after the occurrence of a Cash Trap Period and/or an Event of Default, Agent may, by delivering written notice to Borrower, require Borrower to execute and deliver to Agent, for the benefit of the Lenders, Mortgages on each of the Contributed REO Properties and all documents necessary to effect the recordation of such Mortgages.  If Agent makes such request, Borrower shall reasonably and promptly cooperate with the Agent in the preparation and recordation of Mortgages for all of the Contributed REO Properties and will execute and deliver to Agent such Mortgage or Mortgages in recordable form together with all other documents necessary to effect such recordations and any other certificates, legal opinions or other documents as Agent may request in its reasonable discretion within thirty (30) days of such request (or such longer period as Agent may agree in its sole discretion).  Borrower will pay all costs associated with providing Mortgage or Mortgages, including all recordation taxes and filing fees with respect to such Mortgage or Mortgages, any costs and/or expenses related to the assembly of such Mortgage or Mortgages and the delivery thereof to the proper Governmental Authority for recordation, and any reasonable attorneys’ fees or fees for other professionals incurred in connection with the recordation of such Mortgage or Mortgages.  Borrower hereby agrees, in connection with the delivery of any Mortgage or Mortgages required pursuant to this Section 5.3, to negotiate in good faith any modifications to this Agreement reasonably requested by the Agent to reflect that the Contributed REO Properties will be subject to Mortgages.
Section 5.4    Substitution Cure. In the event that the Borrower fails to comply with the requirements of any financial covenant set forth in Sections 4.13(b), 4.13(c) or 4.14 or a mandatory prepayment is required pursuant to Section 1.1(e)(ii) or a Cash Trap Period is ongoing, on or before the tenth (10th) day after delivery of the related compliance certificate, Borrower shall have the right to contribute one or more additional Eligible REO Properties to the Contributed REO Properties and Collateral pool hereunder and such additional Eligible REO Properties (each a “Substitute Property”) shall be included in determining compliance with Section 4.13(b), 4.13(c) and Section 4.14, whether a mandatory prepayment is due pursuant to Section 1.1(e)(ii) and whether a Cash Trap Period has occurred and is continuing (the “Substitution Cure Right”); provided, that (a) the REO Property Schedule and the related REO Property Files for any Substitute Properties are actually received by the Borrower no later than fifteen (15) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder or the mandatory prepayment is required to occur, (b) Borrower represents and warrants that each Substitute Property is an Eligible REO Property at the time such REO Property is contributed as Collateral hereunder as part of any substitution cure, (c) such Substitute Properties may be substituted in an amount not to exceed (i) in the aggregate for all Substitute Properties thirty percent (30.00%) of the aggregate BPO Value (as of the Closing Date) for all existing Contributed REO Properties or six percent (6.00%) of the aggregate BPO Value (as of the Closing Date) for all Contributed REO Properties for any Substitute Properties contributed within the prior twelve (12) months in the case of (1) a Substitution Cure Right exercised as a result of a mandatory prepayment resulting from clause (ii)(3) of Section 1.1(e) or (2) a Substitution Cure Right exercised with respect to existing REO Properties for which Property Manager has commenced legal proceedings to evict the applicable Tenant(s) or (ii) in any other case, in the aggregate for all Substituted Properties ten percent (10.00%) of the aggregate BPO Value (as of the BPO Value) for all existing Contributed REO or six percent (6.00%) of the aggregate BPO Value (as of the Closing Date) for all Contributed REO Properties for any Substitute Properties contributed within the prior twelve (12) months (the “Cure Amount”), (d) the Substitution Cure Right shall not be exercised more than four (4) times during the term of the Term Loans and shall not be exercised during more than two (2) consecutive quarters, and (e) in respect of any Substitution Cure Right exercised in lieu of a mandatory prepayment pursuant to Section 1.1(e)(i), the Cure Amount related to such Substituted Property shall be at a minimum an amount not less than the BPO Value for the existing Contributed REO Property being replaced which triggered the mandatory prepayment requirement. If, after giving effect to the foregoing pro forma adjustment resulting from the substitution, the Borrower is in compliance with the financial covenants set forth in Sections 4.13(b), 4.13(c) or 4.14 or no Cash Trap Period is continuing, Borrower shall be deemed to have satisfied the requirements of such Sections as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Sections 4.13(b), 4.13(c) or 4.14 or the Cash Trap

Period that had occurred or had been triggered shall be deemed cured for purposes of this Agreement. After giving effect to the substitution, the Borrower shall be deemed to have satisfied the requirements of the mandatory prepayment in Section 1.1(e) as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable prepayment shall be deemed cured for purposes of this Agreement. Without limiting the foregoing, upon the request of Agent, Borrower shall provide evidence of the transfer of all Substitute Property to the Collateral and Contributed REO Properties pool and provide any additional information or documentation reasonably requested by Agent in respect of any such Substitute Property.
ARTICLE VI
MISCELLANEOUS

Section 6.1    No Waiver. No delay, failure or discontinuance of Agent or any Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Agent or any Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.
Section 6.2    Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:
BORROWER:    RESI TL1 Borrower, LLC
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Email: stephen.gray@altisourceamc.com
Fax: 340.692.0523

AGENT:    AMERICAN MONEY MANAGEMENT CORPORATION
301 East Fourth St. – 27th Floor
Cincinnati, Ohio 45202
Attention: William Hogan and John Fronduti
Email: bhogan@amfin.com; jfronduti@amfin.com
Fax: 513.573.9051

EACH LENDER:    The addresses and other information set forth on Schedule I hereto or as set forth in any Assignment and Assumption.

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by electronic mail or telecopy, upon receipt.

Anything in this Agreement or any Loan Document to the contrary notwithstanding, any information, notice or documentation required to be delivered by the Borrower, Limited Guarantor or Pledgor under this Agreement or any Loan Document shall not be required to be delivered to the extent that such information, notice or documentation has been made publicly available by or on behalf of the Borrower, Limited Guarantor or Pledgor.

Section 6.3    Costs, Expenses and Attorneys’ Fees. Borrower shall pay to Agent and each Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Lender’s in‑house counsel), expended or incurred by Agent or any Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents to a maximum of $[50,000], Agent’s and each Lender’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Agent’s and each Lender’s rights and/or the collection of any amounts which become due to Agent or any Lender under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Agent or any Lender or any other person) relating to Borrower or any other person or entity.
Section 6.4    Successors, Assignment.
a.This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however,

that Borrower may not assign or transfer its interests or rights hereunder without Lender’s prior written consent. Each Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, such Lender’s rights and benefits under each of the Loan Documents; provided, that (a) any assignee shall be reasonably acceptable to Agent and (b) no Lender may assign any of its interest under the Loan Documents to any Person set forth on Schedule 6.4(a) (each such Person, a “Prohibited Assignee”) or any Affiliate of a Prohibited Assignee; provided, however, that if the Assignment and Assumption includes a representation from the proposed assignee that such assignee is not an Affiliate of a Prohibited Assignee, the applicable Lender shall be entitled to rely on such representation for purposes of this Section 6.4(a). From time to time, the Borrower may supplement Schedule 6.4(a) subject to the prior consent of the Agent which will not be unreasonably, withheld or delayed. In connection therewith, any Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder so long as such potential transferee agrees to maintain such information confidentially pursuant to terms substantially similar to the confidentiality provisions hereof. In connection with any assignment, the applicable Lender and its assignee shall deliver to Agent an Assignment and Assumption in form reasonably acceptable to Agent specifying the amount of the Term Loans and/or Commitment assigned. The Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 6.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Term Loans owing to, each Lender from time to time. The entries in the Register shall be prima facie evidence of the terms stated therein, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Term Loans and any Term Notes evidencing such Term Loans recorded therein for all purposes of this Agreement. Any assignment of the Term Loans, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Term Loan evidenced by a Term Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Term Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Term Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Agent and Lenders agree to maintain all non-public information relating to the Borrower, Limited Guarantor, Property Manager and their respective businesses confidential; provided, that all such information may be disclosed to Agent’s and Lender’s respective affiliates, officers, directors, agents and advisors who are involved in the transactions contemplated by the Loan Documents and as required by applicable law or regulation, including to any regulatory or self-regulatory agency or authority asserting jurisdiction over Agent or a Lender.
b.Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
Section 6.5    Entire Agreement; Amendment.
(a)    This Agreement and the other Loan Documents constitute the entire agreement between Borrower, Agent and Lenders with respect to the Term Loans and the other transactions contemplated hereby and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.
(b)    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or Limited Guarantor therefrom, shall be effective unless in writing signed by Agent, with the consent of the Required Lenders, and the Borrower or the Borrower, Pledgor or Limited Guarantor, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(i)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 5.2) without the written consent of such Lender or extend the date on which the Commitments expire;
(ii)    as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Loan Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written consent of such Lender;
(iii)    as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written consent of such Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
(iv)    change Section 1.1(i) or Section 1.1(k) in a manner that would alter the pro rata sharing of payments or the application of proceeds required thereby without the written consent of each Lender;
(v)    change any provision of this Section or the definition of “Required Lenders,” or any other provision hereof or of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;
(vi)    except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, Borrower or Limited Guarantor without the written consent of each Lender;
(vii)    release all or substantially all of the Collateral from the Liens of the this Agreement or any other Loan Documents without the written consent of each Lender; or
(viii)    except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;
and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document.
Section 6.6    No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person other than an Indemnitee as specified in Section 6.17 shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.
Section 6.7    Time. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.
Section 6.8    Severability of Provisions. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
Section 6.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

Section 6.10    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 6.11    Savings Clause. If at any time the interest rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate shall be deemed to be such maximum interest rate allowable under applicable law.
Section 6.12    Right of Setoff; Deposit Accounts. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Agent and each Lender, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Agent or such Lender shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s Obligations under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Agent or such Lender to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender, in its sole discretion, may elect.
Section 6.13    SUBMISSION TO JURISDICTION; WAIVERS. THE BORROWER, AGENT AND LENDERS PARTY HERETO FROM TIME TO TIME HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(a)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(b)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME
(c)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 6.2 HEREOF OR AT SUCH OTHER

ADDRESS OF WHICH BORROWER, AGENT OR LENDERS, AS APPLICABLE, SHALL HAVE BEEN NOTIFIED; AND
(d)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
Section 6.14    Acknowledgments. Each of Borrower, Agent and Lenders hereby acknowledge that:
(a)    It has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    Neither Agent nor the Lenders have any fiduciary relationship to Borrower, and the relationship between the Lenders, Agent and Borrower is solely that of surety and creditor; and
(c)    No joint venture exists among the Lenders, Agent and Borrower.
Section 6.15     Confidentiality. Agent and the Lenders agree to maintain all non-public information relating to Borrower, Limited Guarantor, Property Manager and their respective businesses confidential; provided that all such information may be disclosed to Agent’s and the Lenders’ respective affiliates, officers, directors, agents and advisors who are involved in the transactions contemplated by the Loan Documents and as required by applicable law or regulation, including to any regulatory or self-regulatory agency or authority asserting jurisdiction over Agent or a Lender.
Section 6.16    WAIVERS OF JURY TRIAL. EACH OF BORROWER, AGENT AND LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.
Section 6.17    Indemnification. The Borrower agrees to pay, indemnify or reimburse each Lender, Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (excluding any special, indirect, punitive or consequential damages, including, without limitation, lost profits, even if the Borrower or Limited Guarantor is advised of the possibility of such damages) incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and the enforcement by any Indemnitee of any right or remedy hereunder or thereunder, (ii) the Term Loans or the use or proposed use of the proceeds thereof, (iii) any actual or alleged presence or release of materials in violation of any Environmental Law on or from any REO Property owned, occupied or operated by Borrower or any other violation of Environmental Law with respect to any REO Property owned, occupied or operated by Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any

Indemnitee is a party thereto (all the foregoing collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final judgment of a court of competent jurisdiction or pursuant to an arbitration proceeding conducting in accordance with the terms hereof to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause Limited Guarantor not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted at the address of the Borrower set forth in Section 6.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to Agent. The agreements in this Section shall survive repayment of the Term Loans and all other amounts payable hereunder. This Section 6.14 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

Section 6.18    Agent. Each of the Borrower, each Lender and Agent acknowledges and agrees to the provisions of Annex II to this Agreement which are incorporated herein by reference thereto.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

AMERICAN MONEY MANAGEMENT CORPORATION, as Agent

By:	/s/ William Hogan
Name:	William Hogan
Title:	Vice President

GREAT AMERICAN LIFE INSURANCE COMPANY, as Lender

By:	/s/ Mark F. Muething
Name:	Mark F. Muething
Title:	Executive Vice President

GREAT AMERICAN INSURANCE COMPANY, as Lender

By:	/s/ Mark F. Muething
Name:	Mark F. Muething
Title:	Home Vice President

[Signature Page to Credit and Security Agreement]

RESI TL1 BORROWER, LLC

By:	RESI TL1 Pledgor, LLC, its sole member

By:	Altisource Residential, L.P., its sole member

By:	Altisource Residential GP, LLC, its general partner

By:	Altisource Residential Corporation, its sole member

By:	/s/ Stephen H. Gray
Name:	Stephen H. Gray
Title:	Senior Counsel and Chief Administrative Officer

[Signature Page to Credit and Security Agreement]

SCHEDULE I

Commitments

Lender	Commitment
Great American Life Insurance Company	$75,000,000.00
Great American Insurance Company	$25,000,000.00

Notice Addresses:

Great American Life Insurance Company
c/o American Money Management Corporation
301 East Fourth Street – 27th Floor
Cincinnati, Ohio 45202
Attention: William Hogan and John Fronduti
Email: bhogan@amfin.com; jfronduti@amfin.com
Fax: (513) 573-9051

Great American Insurance Company
c/o American Money Management Corporation
301 East Fourth Street – 27th Floor
Cincinnati, Ohio 45202
Attention: William Hogan and John Fronduti
Email: bhogan@amfin.com; jfronduti@amfin.com
Fax: (513) 573-9051

Schedule I

ANNEX I

DEFINED TERMS
“Account Control Agreement” shall mean the Deposit Account Control Agreement (Access Restricted after Notice) dated as of April 6, 2017 among the Borrower, the Agent and Bank relating to each of the Pledged Accounts and the HOA Reserve Account.
“Acquisition Parameters” shall mean with respect to the Contributed REO Properties that on average (i) such Contributed REO Properties have at least three bedrooms and 1.8 bathrooms and are at least 1,200 square feet, (ii) the dates on which such Contributed REO Properties were built are no earlier than 1980 and (iii) with respect to any Contributed REO Properties that are subject to Lease Agreements, the monthly rates of such Lease Agreements are at least $1,105.
“Advances” shall mean all borrowings and advances of the Term Loan. Any amounts paid by Lender on behalf of a Borrower under any Loan Document shall be an Advance for purposes of this Agreement.
“Affiliate” as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.
“Agreement” shall mean this Credit and Security Agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Applicable Prepayment Premium” shall mean an amount equal to the greater of (a) one percent (1.00%) of the amount prepaid; or (b) the present value as of the prepayment date of the Calculated Payments from the prepayment date through the Loan Maturity Date determined by discounting such payments at the Discount Rate.  As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only calculated at the Interest Rate which would be due based on the principal amount of the Term Loan being prepaid on the prepayment date from such prepayment date to the Loan Maturity Date. If the prepayment date is not a Payment Date, then, solely for purposes of calculating the Applicable Prepayment Premium for such prepayment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to the prepayment date and required to be prepaid in accordance with Section 1.1(d) or Section 1.1(e), as applicable.  As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Agent by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the prepayment date, of U.S. Treasury Constant Maturities with maturity dates (one longer and one shorter) most nearly approximating the Loan Maturity Date.  In the event Federal Reserve Statistical Release H.15 is no longer published, Agent shall select a comparable publication to determine the Yield Maintenance Treasury Rate reasonably acceptable to Borrower. Agent shall notify Borrower of the amount and the basis of determination of the required prepayment consideration.
“Assignment and Assumption” means an assignment and assumption agreement pursuant to which a Lender assigns all or a portion of its Commitment or Term Loan in form reasonably acceptable to Agent.
“Asset Sale” shall mean, with respect to any REO Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including any series of related transactions resulting in the sale or disposition of an REO Property.
“Bank” shall mean Wells Fargo Bank, National Association.
“Borrower” shall have the meaning assigned thereto in the heading hereto.
“Borrowing Base” shall mean as of any date of determination, the aggregate Collateral Value of all REO Properties as of such date of determination.
“BPO Value” for any REO Property, shall mean the most current valuation for such Contributed REO Property as completed by Green River Capital or another property valuation company reasonably acceptable to the Agent; provided that for any REO Property which remains vacant for one hundred twenty (120) days or more the BPO Value for such REO Property shall be deemed to be zero (0).
“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banking and savings and loan institutions in the US Virgin Islands, the State of New York or the City of New York are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.
“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and having a long-term unsecured credit rating of at least “A” by Standard & Poor’s Rating Services (“S&P”) or “A” by Moody’s Investors Service, Inc. (“Moody’s”) or another nationally recognized rating agency; and (c) shares of money market mutual funds having a rating of at least “AA” from S&P or “Aa” from Moody’s or another nationally recognized rating agency.
“Cash Trap Period” shall mean the period commencing on the date that (a) the Debt Yield is less than six and 23/100 percent (6.23%), (b) the Vacancy Ratio is greater than thirteen percent (13.00%), or (c) an Event of Default has occurred and is continuing and ending on the date on which the Debt Yield is

Annex I - 2 -

greater than six and 23/100 percent (6.23%) and the Vacancy Rate is less than thirteen percent (13.00%), in each case for two (2) consecutive quarters, and any applicable Event of Default has been waived by Agent.
“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any REO Property including pursuant to condemnation or other eminent domain proceeding pursuant to any Requirement of Law, or by reason of the requisition of the use or occupancy of all or any part of any REO Property of any person or any part thereof for any period in excess of ninety (90) days by any Governmental Authority, civil or military, or any settlement in lieu thereof.
“Closing Date” shall mean April 6, 2017.

“Closing Date Debt Yield” shall mean seven and 33/100 percent (7.33%).

“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” shall have the meaning set forth in Section 1.5(a).
“Collateral Value” shall mean with respect to any REO Property, the product of .72 times the BPO Value of such REO Property.
“Commitment” shall mean, with respect to any Lender, the amount set forth on Schedule I opposite the name of such Lender.
“Concentration Limits” shall mean a test that is satisfied if not more than five percent (5.00%) of the REO Properties (based on BPO Values) are located in any single MSA, except that (A) two (2) MSAs may each represent up to ten percent (10.00%) of the of the REO Properties (based on BPO Values) and (B) the Atlanta-Sandy Springs-Marietta, GA MSA may represent up thirty-seven percent (37.00%) of the REO Properties (based on BPO Values).
“Contracts” shall mean the contracts and agreements to which the Borrower is a party, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of Borrower to receive moneys due and to become due to it thereunder or in connection therewith, including pursuant to any Lease, (ii) all rights of Borrower to damages arising thereunder and (iii) all rights of Borrower to perform and to exercise all remedies thereunder.
“Contributed REO Property” shall mean any REO Property owned by Borrower and designated by Borrower to be part of the Borrowing Base in the Notice of Borrowing. For the avoidance of doubt, the REO Properties not listed on the REO Property Schedule attached to the Notice of Borrowing are not, and shall not be deemed to be Contributed REO Properties.

Annex I - 3 -

“Debt Service Coverage Ratio” shall mean, as of any date of determination, the quotient obtained by dividing (i) the Net Operating Income with respect to the Contributed REO Properties in the aggregate during the immediately preceding three (3) month period by (ii) the aggregate amount of interest of the Term Loan during the immediately preceding three (3) month period.
“Debt Yield” shall mean, with respect to the Contributed REO Properties in the aggregate, a ratio for the applicable period in which:
(a)    (i) on any date of determination prior to the one (1) year anniversary of the Closing Date, the numerator is equal to the product of (x)(I) 365 divided by (II) the number of days that have lapsed since the Closing Date, multiplied by (y) the Net Operating Income during the period beginning on the Closing Date and ending on such date of determination and (ii) on any date of determination thereafter, the numerator is the Net Operating Income during the immediately preceding twelve (12) month period; and
(b)    the denominator is the outstanding principal amount of the Term Loan as of the last day of the applicable calendar quarter.
“Deed” shall mean, with respect to each REO Property, the instrument or document required by the law of the jurisdiction in which the REO Property is located to convey fee title and identified on the related REO Property Schedule.
“Default” shall mean any event that, with the giving of notice or the passage of time or both, could become an Event of Default.
“Eligible REO Property” shall mean a REO Property owned by Borrower (i) which consists of a single parcel of REO Property that can be classified as one of the following: a detached single family residence; a two- to four-family dwelling (including “duets”); an individual town home; a Condominium; or an individual unit in a planned unit development or a de minimus planned unit development, (ii) as to which Lender is holding all required documents in the REO Property File unless otherwise waived by Agent and (iii) which is a stabilized property for which the Borrower does not intend to make any additional repairs or improvements and which is subject to a Lease Agreement (under which no default or event of default has occurred). Unless approved by Agent in its reasonable discretion, no REO Property shall be an Eligible REO Property:
(1)    If any foreclosure proceeding requires any corrective action or corrective legal proceeding to be taken;
(2)    If such REO Property is not covered by a valid title insurance policy, insuring fee title of the Borrower to the REO Property in an amount at least equal to the BPO Value;

Annex I - 4 -

(3)    If such REO Property has not been deeded in the name of the Borrower or if evidence of such deeding, or evidence of the submission of such deed for recordation is not contained in the REO Property File or if the deed in such REO Property File contains materially incorrect information;
(4)    If the REO Property is not located in the contiguous 48 states of the United States;
(5)    If the REO Property is encumbered other than by Liens related to this Loan Agreement or any other Permitted Lien;
(6)    Unless the REO Property is free of material environmental defects, to the knowledge of Borrower and Property Manager;
(7)    If the inclusion of such REO Property in the Borrowing Base would cause a violation of the Concentration Limits;
(8)    If the REO Property does not have sufficient liability insurance, homeowner’s insurance, hazard insurance and flood insurance, unless such REO Property is adequately covered (as reasonably determined by Agent) by the Borrower’s insurance policy;
(9)    The Borrower has not delivered the REO Property File to Agent;
(10)    There are delinquent real estate taxes or other charges outstanding with respect to the property (except to the extent being contested in accordance with the terms hereof);
(11)    If there is any pending action or proceeding at law or in equity relating to the ownership or operation of the REO Property;
(12)    If there are any legal restrictions (including applicable zoning restrictions) or contractual restrictions applicable to the REO Property which are reasonably expected to have a material adverse effect on the renovation, leasing or sale of such property as a residential dwelling; or
(13)    If the REO Property does not have right of access from and to public ways or is not served by public utilities (including, without limitation, public water systems, public sewer systems, public power lines, septic tanks and wells) necessary and convenient for the intended use.
“Environmental Laws” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy or rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the

Annex I - 5 -

Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code), with respect to any Person.
“Event of Default” shall have the meaning provided in Section 5.1 hereof.
“Excluded Taxes” shall mean (i) net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) or similar Taxes imposed on Agent or any Lender as a result of a present or former connection between Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) any branch profit Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such Lender is located (other than arising solely from Agent’s or such Lender’s having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any other Loan Document), (iii) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by Agent or any Lender to deliver the documentation required to be delivered pursuant to Section 1.4(d), Section 1.4(e) or Section 1.4(f), (iv) Taxes that are imposed under FATCA, (v) United States withholding Taxes imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts with respect to such Taxes from the Borrower pursuant to Section 1.4(a), and (v) all interest, fines, additions to Tax or penalties applicable to any of the foregoing.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation, guidance notes or practice enacted or promulgated pursuant to such intergovernmental agreement.
“Funding Date” shall mean the date on which an Advance is made hereunder.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other

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entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Guaranty” shall mean that certain Limited Guaranty and Indemnity Agreement by the Limited Guarantor in favor of Agent dated as of the Closing Date, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“HOA Reserve” shall mean the reserves maintained by Borrower to cover home owner’s association fees of Borrower in respect of the REO Properties and funded monthly in an amount equal to three twelfths (3/12) of the expected annual home owner’s association fees that will be payable with respect to the REO Properties or such other amount consented to by Agent.
“HOA Reserve Account” shall mean account number 4159717347 maintained with Bank or any other deposit account maintained with a commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and having a long-term unsecured credit rating of at least “A” by S&P or “A” by Moody’s or another nationally recognized rating agency, which shall at any time hold on deposit the required HOA Reserve.
“Indebtedness” shall mean of any Person means (in each case, whether such obligation is with full or limited recourse) (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (iii) any obligation of such Person to pay the deferred purchase price of property or services to the extent reflected on the balance sheet of such Person in accordance with GAAP, except a trade account payable that arises in the ordinary course of business but only if and so long as the same is payable on customary trade terms, (iv) any obligation of such Person as lessee under a capital lease, (v) any capital stock of such Person which is required to be redeemed by such Person upon the occurrence of any event not solely within the control of such Person or at any date, (vi) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (vii) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person to the extent that such reimbursement obligation remains outstanding after it becomes non-contingent, (viii) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, (ix) any obligations under any rate management agreement, hedge agreement, interest rate or currency swap or similar arrangement and (x) any Indebtedness of others guaranteed by such Person.
“Insurance Reserve” shall mean the reserves maintained by Borrower to cover insurance expenses of Borrower in respect of the REO Properties and funded monthly in an amount sufficient to cover all insurance premiums that will be payable with respect to the REO Properties during the next six (6) months or in such other amount consented to by Agent; provided that if Borrower has a blanket insurance policy in place that Agent determines in its sole discretion is sufficient for insurance purposes in respect of the

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REO Properties, the Insurance Reserve may remain unfunded so long as such policy is not terminated or cancelled and otherwise remains in place.
“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, software, databases, patents, patent applications, patent licenses, trademarks, trademark licenses, trademark applications, service marks, service mark licenses, service mark applications, trade names, brand names, domain names, mask works, mask work licenses, technology and related improvements, know-how and processes, trade secrets, all registrations and applications related to any of the above, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Period” shall mean, in the case of the initial Interest Period, a period commencing, on the date of the making of the applicable Term Loan, and ending on the next Payment Date and, in the case of each other Interest Period, the period commencing on the date following each Payment Date and ending on the next Payment Date.
“Interest Rate” shall have the meaning assigned thereto in Section 1.1(f).
“Interest Reserve” shall mean the reserves maintained by Borrower to cover interest expenses of Borrower in respect of the Term Loans and funded monthly in an amount sufficient to cover all interest expense that will be payable with respect to the Term Loans during the next three (3) months or in such other amount consented to by Agent.
“Lease Agreement” shall mean, with respect to each REO Property, a lease agreement entered into between the Borrower and/or Property Manager, on behalf of the Borrower, with respect to such REO Property and a Tenant, in a form similar to the form promulgated by the relevant agency, commission or governmental authority, as applicable, of each relevant jurisdiction and in compliance in all material respects with the laws of the related jurisdiction in which such Contributed REO Property is located. Copies of Lease Agreements to be delivered to Lender hereunder may be redacted to protect Tenants’ personal information.
“Lender” shall have the meaning assigned thereto in the preamble hereto.
“Lien” shall mean any deed of trust, mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Limited Guarantor” shall mean Altisource Residential Corporation, a Maryland corporation.
“Liquidity” shall mean with respect to Borrower, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, plus (iii) the funds deposited in the Operating Account, the Reserve Account

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and the Revenue Accounts in each case not subject to any Lien other than any Lien in favor of Agent or Permitted Liens referred to in clause (f) of the definition thereof.
“Loan Documents” shall mean collectively, this Agreement, the Term Notes, the Guaranty, the Account Control Agreement, the Pledge Agreement, and any other agreement entered into by a Borrower, on the one hand, and Agent and/or Lenders on the other in connection herewith or therewith, in each case as such agreement may be amended and in effect from time to time.
“Loan Maturity Date” shall mean April 6, 2022.
“Maintenance Reserve” shall mean the reserves maintained by Borrower to cover maintenance expense and restoration or other capital expenditures relating to the REO Properties and funded monthly in an amount not less than $500 per REO Property or in such other amount consented to by Agent.
“Maximum Credit” shall mean $100,000,000.
“Minimum Debt Yield” shall mean, with respect to any date of determination, 5.50%.
“Minimum DSCR” shall mean, with respect to any date of determination, 1.10:1.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument, in each case in a form reasonably acceptable to Agent including, as specified by Agent, an Assignment of Leases and Rents or similar instrument.
“MSA” shall mean a metropolitan statistical area established by the office of management and budget division of the United States government.
“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of attorneys’ fees, broker’s fees and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements with respect to such Asset Sale) and (b) with respect to any Casualty Event, the cash insurance proceeds, condemnation or other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
“Net Operating Income” shall mean the net income of the Borrower before deducting income tax expense and interest expense; provided, however, that property tax expense, insurance expense, home owner’s association fees, maintenance fees, property management fees and leasing fees shall be deducted from revenue in determining Net Operating Income.

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“Net Worth” shall mean, with respect to Borrower, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP based on the most recent balance sheet of Borrower delivered pursuant to Section 4.9 hereof, including, for the avoidance of doubt, the REO Properties when evaluating the Net Worth of the Borrower; provided, however, that for purposes of determining Net Worth (a) the accumulated depreciation for each REO Property, accumulating from the earlier of the date of acquisition by an Affiliate of the Borrower (if applicable) or the date of acquisition by the Borrower, shall be added to the net asset value for such REO Property and (b) any capital expenditures after the date of acquisition by the Borrower of each REO Property shall be excluded from the net asset value for such REO Property.
“Non-Excluded Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.
“Not-Borrower Funds” means funds deposited into a Pledged Account by that are not property of the Borrower or security deposits.
“Notice of Borrowing” shall mean a Borrower’s request for an Advance delivered to Agent pursuant to the terms of this Agreement. Each Notice of Borrowing shall have attached thereto a REO Property Schedule and the report detailing the BPO Value of each REO Property set forth on such schedule.
“Obligations” shall have the meaning assigned thereto in Section 1.5(a).
“Occupied REO Property” shall mean a REO Property which, as of any date of determination, is subject to a Lease Agreement (i) under which the applicable tenants currently occupy the REO Property or are scheduled to occupy the REO Property not more than thirty (30) days after execution of such Lease Agreement and (ii) under which no default or event of default has occurred and has been continuing for a period of ninety (90) or more consecutive days.
“Operating Account” shall mean account number 4158727131 maintained with Bank or any other deposit account maintained with a commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and having a long term unsecured credit rating of at least “A” by S&P or “A” by Moody’s or another nationally recognized rating agency.
“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant Register” shall have the meaning assigned thereto in Section 6.4(b).

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“Payment Date” shall mean, for so long as any Term Loan is outstanding, the 15th day of each calendar month (or, if such 15th day is not a Business Day, the next succeeding Business Day), commencing with June 15, 2017 and the Loan Maturity Date, as the case may be, and the date of any repayment or prepayment made in respect thereof.
“Pension Plan” means any “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Code.
“Permitted Lien” shall mean and include (a) applicable zoning and building ordinances and land use regulations, provided that such ordinances and regulations permit the use of the applicable REO Property as a single‑family or 1‑4 unit residential property in accordance with the present or intended use by Borrower; (b) the lien of taxes, assessments or other governmental charges or levies not delinquent as of any date of determination or which are being contested in good faith to the extent permitted hereunder; (c) any easements or other exceptions affecting title to the REO Property listed on Schedule B of the Borrower’s owner’s title insurance policy in relation to such REO Property, provided that any such exception (i) does not constitute a Lien (other than as provided in subsection (b) of this definition), and (ii) does not materially and adversely affect the use of the applicable REO Property as a single‑family or 1‑4 unit residential property in accordance with the present or intended use by Borrower; (d) any Liens in favor of Lender; (e) statutory liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to maintenance, repair, restoration or renovation of the REO Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith and so long as there does not exist any risk of loss or foreclosure of the applicable REO Property; (f) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; (g) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any REO Property that do not secure any monetary obligations and which do not materially and adversely affect the use of such REO Property in accordance with the present or intended use by the Borrower; and (h) Liens otherwise permitted under this Agreement or any other Loan Documents.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof) or other entity.
“Plan” means any “employee benefit plan” as such term is defined in Section 3(3) of ERISA.

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“Pledge Agreement” shall mean that certain Pledge Agreement by and between Pledgor and Agent dated as of the Closing Date, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Pledged Accounts” shall mean the deposit accounts (within the meaning of Section 9-102(a)(29) of the UCC) established and maintained by Borrower at Bank (or any other replacement bank) into which Borrower deposits gross revenue or funds in connection with operating expenses.  For avoidance of doubt, the term “Pledged Accounts” shall include the Revenue Account, the Operating Account and the Reserve Account and shall not include any deposit accounts used exclusively for any payments made by Tenants and received in respect of any leased REO Property that is in the nature of a (i) security deposit, (ii) tax payment, (iii) payment for insurance premiums and (iv) home owner’s association fees.
“Pledgor” shall mean RESI TL1 Pledgor, LLC, a Delaware limited liability company.
“Prohibited Assignee” shall have the meaning assigned thereto in Section 6.4(a).
“Property Management Agreement” shall mean each agreement entered into by a Borrower and Property Manager that governs the management responsibilities of Property Manager with respect to the related REO Properties, in each case as such agreement may be amended and otherwise in effect from time to time.
“Property Manager” shall mean Altisource Solutions S.à r.l, in its capacity as asset manager pursuant to the Property Management Agreement.

“Receivable” shall mean any right of the Borrower to payment for goods sold, leased, licensed, assigned or otherwise disposed of, or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Remittance Date” shall mean the date that is one (1) Business Day prior to each Payment Date.

“REO Documents” shall mean with respect to each REO Property, the documents comprising the related REO Property File.

“REO Property” shall mean real property, together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property.
“REO Property File” shall mean copies of the following documents with respect to any Contributed REO Property:
(i)    recorded Deed;

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(ii)    clean owner’s title insurance policy;
(iii)    evidence of adequate property insurance coverage;
(iv)    evidence that payment of property taxes is current; and
(v)    evidence of the BPO Value thereof, Property Manager’s assessment of property value and all broker price opinions relating to the REO Property.
“REO Property Schedule” shall mean a schedule of all REO Properties proposed by Borrower to be included in the Borrowing Base supporting the related Advance and setting forth each component of the BPO Value of each such Contributed REO Property and such other items as may be requested by lender in its reasonable discretion.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Reports” shall have the meaning assigned thereto in Annex II.
“Required Lenders” shall mean, as of any date of determination, Lenders holding more than fifty percent (50.00%) of the aggregate Commitments plus the outstanding principal balance of the Term Loans or, if the Commitment of each Lender has been terminated, Lenders holding in the aggregate more than fifty percent (50.00%) of the outstanding principal balance of the Term Loans.
“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by‑laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or interpretation thereof or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Account” shall mean account number 4159717339 maintained with Bank or any other deposit account maintained with a commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and having a long-term unsecured credit rating of at least “A” by S&P or “A” by Moody’s or another nationally recognized rating agency, which shall at any time hold on deposit the required Tax Reserve, Insurance Reserve, Maintenance Reserve and Interest Reserve.
“Reserve Required Amount” shall mean in aggregate the amount required to be maintained as the Tax Reserve, the Insurance Reserve, the Maintenance Reserve, the HOA Reserve and the Interest Reserve.
“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is

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unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of resolution.
“Revenue Account” shall mean account number 4158727123 maintained with Bank or any other deposit account maintained with a commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and having a long term unsecured credit rating of at least “A” by S&P or “A” by Moody’s or another nationally recognized rating agency.
“Secured Parties” shall mean any Person that is or was the Agent or a Lender.
“Special Purpose Entity” shall mean a bankruptcy remote special purpose entity which has restrictions and limitations in its organizational documents, including a requirement for independent managers, or a trustee that are consistent with its bankruptcy remote special purpose entity status and are reasonably acceptable to Lender and at all times on and after the date hereof.
“Subsidiaries” shall mean a Person of which shares of stock, membership interests or partnership interests having ordinary voting power to elect a majority of the Board of Directors or other managers or partners of such Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by Borrower or Limited Guarantor.
“Tangible Net Worth” shall mean, with respect to any Person as of any date of determination, the consolidated Net Worth of such Person and its subsidiaries, less the consolidated net book value of all assets of such Person and its subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred Taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided that residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition as determined based on the financial statements delivered pursuant to Section 4.9 hereof.
“Taxes” shall mean any taxes, levies, imposts, and similar deductions, charges or withholdings, and all liabilities for penalties, interest and additions to tax with respect thereto, imposed by any Governmental Authority.
“Tax Reserve” shall mean the reserves maintained by Borrower to cover property tax expenses of Borrower in respect of the REO Properties and funded monthly in an amount such that the amount on deposit on any date is sufficient to pay all property tax expenses that will be payable with respect to the REO Properties for the next six (6) months or such other amount consented to by Agent.

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“Tenant” shall mean with respect to any Contributed REO Property, the Tenant(s) named in the related Lease Agreement and party thereto, including any related guarantors in accordance with the terms of such Lease Agreement.
“Term Loan” shall have the meaning assigned thereto in Section 1.1(a).
“Term Loan Additional Advance” shall have the meaning assigned thereto in Section 1.1(a).
“Term Loan Applicable Percentage” shall mean with respect to any Lender at any time prior to the termination or expiration of its Commitment, the percentage (carried out to the ninth decimal place) of the unused amount of such Lender’s Commitment divided by the Commitment of all Lenders and, at any time thereafter, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loans held by such Lender divided by the Term Loans of all Lenders.
“Term Loan Initial Advance” shall have the meaning assigned thereto in Section 1.1(a).
“Term Note” shall have the meaning assigned thereto in Section 1.1(a).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection. Capitalized terms used, and not otherwise defined, herein shall have the meanings ascribed thereto in the UCC (to the extent defined therein).
“Vacancy Ratio” shall mean on any date of determination the ratio of the aggregate BPO Values of all Contributed REO Properties that are Vacant REO Properties to the aggregate BPO Values of all Contributed REO Properties.
“Vacant REO Property” shall mean a REO Property which, as of any date of determination, is not an Occupied REO Property.
“Withholding Agent” shall mean the Borrower and the Agent.

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Annex II

AGENT

1. Appointment and Authority. Each of Lenders (in its capacity as a Lender), hereby irrevocably appoints American Money Management Corporation to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of Borrower or Limited Guarantor to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent and Lenders, and neither Borrower nor Limited Guarantor or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. Each Lender hereby directs Agent to execute and deliver the other Loan Documents to be executed by Agent on the Closing Date and consents to the terms and conditions thereof.

2. Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Limited Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

3. Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or Limited Guarantor or any of their Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable to any Lender or Borrower for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Agent by Borrower, Limited Guarantor or a Lender. In the event that Agent obtains such actual knowledge or receives such a notice, Agent shall give prompt notice thereof to each of Lenders. Upon the occurrence of a Default or an Event of Default, Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until Agent shall have received such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of Agent and Lenders. In no event shall Agent be required to comply with any such directions to the extent that Agent believes that its compliance with such directions would be unlawful or contrary to the terms hereof or the other Loan Documents.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
4. Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received written notice to the contrary from such Lender prior to

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the making of such Term Loan. Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
5. Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
6. Resignation of Agent. Agent may at any time give written notice of its resignation to Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank or other financial institution or investment manager with an office in the United States, or an Affiliate of any such bank or other financial institution or investment manager with an office in the United States and which shall, unless an Event of Default has occurred and is continuing at the time of such appointment, be reasonably acceptable to the Borrower (whose consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders (and accepted by the Borrower in accordance with the terms above) and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify the Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Agent on behalf of Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Annex and Section 6.17 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.
7. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without

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reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in paragraph 11 of this Annex II, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or Limited Guarantor that may come into the possession of Agent.
8. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy, insolvency or similar law or any other judicial proceeding relative to Borrower or Limited Guarantor, Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrower or Limited Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Section 6.17) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 6.17.
Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment compromise or composition or proposal affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.
9. Collateral and Guaranty Matters. Lenders irrevocably authorize Agent, at its option and in its discretion to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon payment in full of all Obligations, (ii) that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders.
Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of property, pursuant to this paragraph 9 of this Annex II. In each case as specified in this paragraph 9, Agent will, at the Borrower’s expense, execute and deliver to Borrower such documents as Borrower may reasonably request to evidence the release of such

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item of Collateral from the assignment and Lien granted under the Security Documents in each case in accordance with the terms of the Loan Documents and this paragraph 9.
10. Notice of Transfer. Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an assignment shall have become effective as set forth in Section 6.4.
11. Reports and Financial Statements. By signing this Agreement, each Lender:
(a) agrees to furnish Agent (at such frequency as Agent may reasonably request) with a summary of all Obligations (other than principal of or interest on the Term Loans) due or to become due to such Lender and in connection with any distributions to be made hereunder and Agent shall be entitled to assume that no amounts are due to any Lender on account of such Obligations unless Agent has received written notice thereof from such Lender and if such notice is received, Agent shall be entitled to assume that the only amounts due to such Lender on account of such Obligations is the amount set forth in such notice;
(b) is deemed to have requested that Agent furnish, and Agent agrees to furnish, such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder and all examinations and appraisals of the Collateral received by Agent (collectively, the “Reports”);
(c) expressly agrees and acknowledges that Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;
(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding the Borrower and Limited Guarantor and will rely significantly upon the Borrower and Limited Guarantor’s books and records, as well as on representations of the Borrower and Limited Guarantor’s personnel;
(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Term Loan that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Term Loan or Term Loans; and (ii) to pay and protect, and indemnify, defend, and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
12. Agency for Perfection. Each Lender hereby appoints Agent as agent for the purpose of perfecting Liens for the benefit of Agent and Lenders, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Lender (other than Agent) obtain possession or control of any such Collateral, such Lender shall

Annex II - 5 -

notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.
13. Indemnification of Agent. Without limiting the obligations of Borrower hereunder, Lenders shall indemnify Agent and any of its Affiliates, as the case may be ratably according to their Term Loan Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent and their Affiliates in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent and their Affiliates in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s and their Affiliates’ gross negligence, bad faith or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
14. Relation among Lenders. Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of Agent) authorized to act for, any other Lender.
15. Actions In Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document without first obtaining the prior written consent of Agent and the Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or the Required Lenders.

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Exhibit A
Form of Property Manager Report
See attached spreadsheet

Exhibit A

Exhibit B
Form of Monthly Borrower Report
See attached spreadsheet

Exhibit B

Exhibit C
Form of Compliance Certificate

Exhibit C

SCHEDULE 6.4
Prohibited Assignees

Blackstone (Invitation Homes) and its Affiliates
American Homes 4 Rent and its Affiliates
Colony Starwood Homes and its Affiliates
Progress Residential and its Affiliates
Silver Bay Realty Trust and its Affiliates
Tricon American Homes and its Affiliates
Cerberus Capital Management and its Affiliates
Connorex-Lucinda and its Affiliates
Havenbrook Homes and its Affiliates
Golden Tree Insite Partners (GTIS) and its Affiliates
Vinebrook Homes and its Affiliates
Gorelick Brothers Capital and its Affiliates
Camillo Properties and its Affiliates
Haven Homes and its Affiliates
Lafayette Real Estate and its Affiliates
BLR Group and its affiliates
BlueMountain Capital and its affiliates
Land and Buildings Investment Management LLC and its affiliates
Oliver Press Partners and its affiliates
Rambleside Holdings and its affiliates
Starboard Value and its affiliates
Sorin Capital Management
Any person who owns, directly or indirectly 5% or more of the common stock of the Limited Guarantor to the extent such person has publicly disclosed such ownership through the filing of Schedule 13D or Schedule 13G with the Securities and Exchange Commission.

Schedule 6.4